SCHEDULE 14A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DRIL-QUIP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. § 240.14a-101.

SEC 1913 (3-99)

Dril-Quip, Inc. 13550 Hempstead Highway Houston, Texas 77040

April 8, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on May 12, 2010 at 2:00 p.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please sign, date and mail promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

Larry E. Reimert
Co-Chairman of the Board and Co-Chief Executive Officer

J. Mike Walker
Co-Chairman of the Board and Co-Chief Executive Officer

DRIL-QUIP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2010

To the Stockholders of

Dril-Quip, Inc.:

The annual meeting of stockholders of Dril-Quip, Inc. will be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on Wednesday, May 12, 2010 at 2:00 p.m., Houston time, for the following purposes:

1.	To elect the nominee named in the Proxy Statement as a director to serve for a three-year term.

2.	To approve the appointment of BDO Seidman, LLP as independent registered public accounting firm for 2010.

3.	To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 25, 2010 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

J. Mike Walker
Co-Chairman of the Board and Co-Chief Executive Officer

April 8, 2010

13550 Hempstead Highway

Houston, Texas 77040

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2010.

The Proxy Statement, our annual report to shareholders and other proxy materials are available at http://bnymellon.mobular.net/bnymellon/drq.

Dril-Quip, Inc.

13550 Hempstead Highway

Houston, Texas 77040

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $.01 per share, for use at the 2010 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to stockholders is April 8, 2010.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

RECORD DATE AND VOTING SECURITIES

As of the close of business on March 25, 2010, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote 39,796,960 shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, a recent amendment to an NYSE rule now expressly prohibits brokers holding shares in “street name” for their beneficial holder clients from voting in uncontested director elections on behalf of the clients without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (approval of the appointment of independent registered public accounting firm). Brokers cannot vote on Proposal 1 (election of director) without instructions from the beneficial owners. If you do not instruct your broker how to vote on the election of directors, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominee listed herein, FOR approval of the appointment of BDO Seidman, LLP as our independent registered public accounting firm and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 13550 Hempstead Highway, Houston, Texas 77040. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 25, 2010 by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all executive officers, director nominees and directors as a group.

	Amount of Beneficial Ownership
Name of Beneficial Owner(1)	Number of Shares	Percent of Stock
J. Mike Walker (2)	3,774,195	9.5%
Larry E. Reimert (3)	2,065,805	5.2%
Jerry M. Brooks (4)	15,000	*
Alexander P. Shukis	0	*
John V. Lovoi	0	*
L. H. Dick Robertson	0	*
All directors and executive officers as a group (6 persons)	5,855,000	14.7%
Goldman Sachs Asset Management, L.P. (5) 32 Old Slip New York, NY 10005	4,118,207	10.3%
Gloria Jean Smith (6) 16235 Villa Fontana Way Houston, Texas 77068	2,581,038	6.5%
BlackRock, Inc. (7) 40 East 52nd Street New York, NY 10022	2,459,845	6.2%
Prudential Financial, Inc. (8) 751 Broad Street Newark, New Jersey 07102-3777	2,034,807	5.1%

*	Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 13550 Hempstead Highway, Houston, Texas 77040.

(2)	Includes (a) 3,709,300 shares of common stock held directly by Mr. Walker and (b) 64,895 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 25, 2010.

(3)	Includes (a) 910 shares of common stock held directly by Mr. Reimert, (b) 64,895 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 25, 2010 and (c) 2,000,000 shares of common stock held by Reimert Family Partners, Ltd., a limited partnership of which Mr. Reimert is the Managing General Partner, and with respect to which he exercises voting and investment power.

(4)	Consists entirely of shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 25, 2010.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2010. Such filing indicates that Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, has shared voting power with respect to 4,041,290 shares and shared dispositive power with respect to 4,118,207 shares.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010. Such filing indicates that 51,110 shares of common stock are held directly by Ms. Smith, 150,364 shares of common stock may be acquired pursuant to options that are currently exercisable and 2,500,000 shares of common stock are held by Four Smiths’ Company, Ltd., a limited partnership of which Ms. Smith is the Managing General Partner. In addition, such filing indicates that Ms. Smith has sole voting and investment power with respect to all 2,701,474 shares. Subsequent to such filing, Ms. Smith exercised 80,791 options on February 16, 2010 and 39,645 options on March 2, 2010, and in each case sold the underlying shares.

(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. The filing amends the Schedule 13G filing made by Barclays Global Investors, NA. On December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. The filing indicates that BlackRock, Inc. has sole voting and dispositive power with respect to 2,459,845 shares.

(8)	Based on two Schedule 13Gs filed with the Securities and Exchange Commission on February 12, 2010. The first such filing indicates that Prudential Financial, Inc. may be deemed the beneficial owner of securities beneficially owned by the following entities: The Prudential Insurance Company of America, Prudential Investment Management, Inc., Jennison Associates LLC, Prudential Bache Asset Management, Inc., Prudential Investments LLC, Prudential Private Placement Investors, L.P., Pruco Securities, LLC, Prudential Investment Management Services LLC, AST Investment Services, Inc., Prudential Annuities Distributors, Inc., Quantitative Management Associates LLC, Prudential International Investments Advisers, LLC, Global Portfolio Strategies, Inc., Prudential Bache Securities, LLC and Prudential Bache Commodities, LLC. The filing indicates that Prudential Financial, Inc. has sole voting and dispositive power with respect to 79,058 shares, shared voting power with respect to 1,789,549 shares and shared dispositive power with respect to 1,955,749 shares. The second such filing indicates that Prudential Financial, Inc. indirectly owns 100% of the equity interests of Jennison Associates LLC. As a result, Prudential is deemed to have voting and dispositive power over the shares reported on Jennison’s Schedule 13G filed on February 12, 2010. Jennison did not file jointly with Prudential, and as such, shares included in Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential.

PROPOSAL I

ELECTION OF DIRECTOR

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2010, 2011 and 2012, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

At the annual meeting, our Board of Directors has nominated Alexander P. Shukis for election as a director to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2013 (or until his successor is duly elected and qualified). Mr. Shukis currently serves as a member of our Board of Directors. In accordance with our bylaws, the affirmative vote of a plurality of the votes cast by holders of common stock entitled to vote in the election of directors at the annual meeting is required for the election of the nominee as director. Accordingly, although abstentions and broker non-votes are considered shares present at the meeting for the purpose of determining a quorum, they will have no effect on the election of directors.

Our Board of Directors has no reason to believe that Mr. Shukis will not be a candidate for director at the time of the annual meeting or will be unable to serve as a director. If Mr. Shukis becomes unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

The Board of Directors recommends that you vote FOR the election of the nominee listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominee for Class I Director for Three-Year Term to Expire in 2013

The following sets forth information concerning the nominee for election as director at the annual meeting, including the nominee’s age as of March 25, 2010, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating, Governance and Compensation Committee and the Board to determine that the nominee should serve as a director of the Company.

Alexander P. Shukis, age 65, has been a Class I director since February 2003. He is chairman of the Audit Committee and a member of the Nominating, Governance and Compensation Committee of the Board of Directors. From July 2001 until his retirement in December 2007, Mr. Shukis was the Controller of Corporate Strategies, Inc., a merchant bank. From 1997 to July 2001, Mr. Shukis was self-employed, working as a business consultant. From 1995 to 1997, he was Chief Financial Officer and Director of Great Western Resources, Inc., an exploration and production company. He served as Vice President and Controller of Great Western Resources, Inc. from 1986 to 1995. Mr. Shukis holds a BBA in accounting from the University of Houston. Mr. Shukis was selected to serve as a director due to his extensive financial and accounting background and his knowledge of the energy industry.

Information Concerning Class II and Class III Directors

The following sets forth information concerning the Class II and Class III directors whose present terms of office will expire at the 2011 and 2012 annual meetings of stockholders, respectively, including each director’s age as of March 25, 2010, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating, Governance and Compensation Committee and the Board to determine that the nominee should serve as a director of the Company.

Class II

J. Mike Walker, age 66, is Co-Chairman of the Board and Co-Chief Executive Officer with principal responsibility for manufacturing, purchasing, facilities, service and administration. He has been our Co-Chief Executive Officer and a member of the Board of Directors since the Company’s inception in 1981. From 1981 until September 2009, Mr. Walker was the Director—Manufacturing, Purchasing and Facilities, and in September 2009 Mr. Walker was named the Director—Manufacturing, Purchasing, Facilities, Service and Administration. Prior to 1981, he served as the Director of Engineering, Manager of Engineering and Manager of Research and Development with Vetco Offshore, Inc. Mr. Walker holds a BSME degree from Texas A&M University, an MSME degree from the University of Texas at Austin and a Ph.D. in mechanical engineering from Texas A&M University. Mr. Walker was selected to serve as a director due to his extensive knowledge of the Company and the Company’s operations and people, which knowledge Mr. Walker has gained in his nearly 30 years of service with the Company, as well as his engineering knowledge and technical expertise.

John V. Lovoi, age 49, has been a Class II director since May 2005. He is chairman of the Nominating, Governance and Compensation Committee and a member of the Audit Committee of the Board of Directors. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi has been a director of Helix Energy Solutions Group, an energy services company, and Evergreen Energy, Inc., a provider of energy technology. Mr. Lovoi holds a bachelor of science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas at Austin. Mr. Lovoi was selected to serve as a director due to his financial expertise and industry insight, as well as his experience as a director of other public companies.

Class III

Larry E. Reimert, age 62, is Co-Chairman of the Board and Co-Chief Executive Officer with principal responsibility for engineering, product development, finance, sales and training. He has been our Co-Chief Executive Officer and a member of the Board of Directors since our inception in 1981. From 1981 until September 2009, Mr. Reimert was the Director—Engineering, Product Development and Finance, and in September 2009 Mr. Reimert was named the Director—Engineering, Product Development, Finance, Sales and Training. Prior to 1981, he worked for Vetco Offshore, Inc. in various capacities, including Vice President of Technical Operations, Vice President of Engineering and Manager of Engineering. Mr. Reimert holds a BSME degree from the University of Houston and an MBA degree from Pepperdine University. Mr. Reimert was selected to serve as a director due to his extensive knowledge of the Company and the Company’s operations and people, which knowledge Mr. Reimert has gained in his nearly 30 years of service with the Company, as well as his engineering knowledge and business expertise.

L. H. Dick Robertson, age 75, has been a Class III director since December 2006 and is a member of the Audit Committee and the Nominating, Governance and Compensation Committee of the Board of Directors. Previously, he was the president and chief executive officer of Dual Drilling Company, an international offshore drilling contractor, from 1984 until June 1996, when Dual Drilling merged with Ensco International Incorporated. From June 1996 to the present, Mr. Robertson has been retired. Prior to his employment with Dual Drilling Company, Mr. Robertson served as president and chief executive officer of Republic Drilling & Service, president of Progress Drilling & Marine, Inc., chairman, president and chief executive officer of Attwood Oceanics, Inc. and senior vice president of Global Marine, Inc. Mr. Robertson holds a bachelor of science degree in petroleum engineering and a BBA in general business from Texas A&M University. Mr. Robertson was selected to serve as a director due to his executive experience, including his experience as chief executive officer of contract drilling companies, and his background in the energy industry.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

Messrs. Reimert and Walker serve as Co-Chairmen of our Board of Directors and Co-Chief Executive Officers of the Company. The Board of Directors believes that Mr. Reimert’s and Mr. Walker’s service in these capacities is in the best interest of the Company and its stockholders. Messrs. Reimert and Walker possess detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business. In addition, each of Mr. Reimert and Mr. Walker’s employment agreements with the Company provides that they will continue to serve as Co-Chairmen of the Board of Directors and Co-Chief Executive Officers of the Company during their tenure with the Company, and any changes to each of their positions as such may result in that person’s ability to terminate his employment with the Company for good reason. The combined Chairman and CEO roles provide the ability to communicate the Company’s message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions. Sharing the responsibilities of Chairman and CEO afford Messrs. Reimert and Walker the opportunity to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

The Board has three independent directors, and the Board believes that the independent directors provide effective oversight of management. Although the Board has no lead independent director, the independent directors collectively provide feedback during the course of Board meetings. In addition, at each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. The director who presides at these sessions is the chairman of our Audit Committee, currently Mr. Shukis. The Company believes that this approach effectively encourages full engagement of all directors in executive sessions, while avoiding unnecessary hierarchy. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

Board’s Role in the Oversight of Risk Management

The Board of Directors has ultimate oversight responsibility for the Company’s system of enterprise risk management. Management is responsible for developing and implementing the Company’s program of enterprise risk management. Pursuant to the Audit Committee charter, the Audit Committee has been designated to take the lead in overseeing the Company’s risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors the Company’s risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors, and analyzes the Company’s risk management process and system, the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the Company’s overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing the Company’s compensation program, the Nominating, Governance and Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

Determinations of Director Independence

Under rules adopted by the New York Stock Exchange, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. Under the rules then in effect, immaterial relationships that fall within the guidelines were not required to be disclosed separately in proxy statements. As set forth in the Corporate Governance Guidelines, a relationship falls within the categorical standard if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•

consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest on the one hand, and us, our affiliates, or our senior management has an interest on the other. The Board considered the relationships and transactions in the context of the New York Stock Exchange’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees. As a result of this review, the Board of Directors affirmatively determined that Messrs. Lovoi, Robertson and Shukis are independent from us and our management. In addition, the Board of Directors affirmatively determined that Messrs. Lovoi, Robertson and Shukis are independent under the additional standards for audit committee membership under rules of the SEC. The remaining directors, Messrs. Reimert and Walker, are members of our senior management.

Gary L. Stone was a member of the Board of Directors from 2001 until he passed away in November 2009. Mr. Stone was a member of the Audit Committee and the Nominating, Governance and Compensation Committee of the Board of Directors and had been affirmatively determined by the Board of Directors to be independent from us and our management.

Code of Business Conduct and Ethics

Pursuant to NYSE rules, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethics for our directors, officers and employees. The Code of Business Conduct and Ethics also meets the requirements of a code of ethics under Item 406 of Regulation S-K. Changes in and waivers to the Code of Business Conduct and Ethics for our directors and executive officers of the Company will be posted on our website (www.dril-quip.com).

Committees of the Board of Directors

The Board of Directors has appointed two committees: the Audit Committee and the Nominating, Governance and Compensation Committee.

Audit Committee

The current members of the Audit Committee are Mr. Shukis, who serves as Chairman, and Messrs. Lovoi and Robertson. The Board of Directors has determined that Mr. Shukis is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee charter contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Nominating, Governance and Compensation Committee

The current members of the Nominating, Governance and Compensation Committee are Mr. Lovoi, who serves as Chairman, and Messrs. Robertson and Shukis.

The Board of Directors has approved the Nominating, Governance and Compensation Committee Charter, which contains a detailed description of the Nominating, Governance and Compensation Committee’s responsibilities. Under the charter, the Nominating, Governance and Compensation Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. In fulfilling its compensation role, the Nominating, Governance and Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and rules of applicable regulatory bodies.

Compensation Matters

In fulfilling its compensation role, the Nominating, Governance and Compensation Committee is authorized to:

•

review and approve corporate goals and objectives relevant to our Co-Chief Executive Officers’ compensation; evaluate our Co-Chief Executive Officers’ performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve our Co-Chief Executive Officers’ compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the employment agreements of the chief executive officers;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•

from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•

administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•

review from time to time when and as the Nominating, Governance and Compensation Committee deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

In March 2009, in accordance with the employment agreements of our Co-Chief Executive Officers, our Co-Chief Executive Officers proposed, and the Nominating, Governance and Compensation Committee approved, our budget and the companies comprising our industry peers utilized for purposes of determining the 2009 annual cash incentive compensation of our Co-Chief Executive Officers.

In October 2009, the Nominating, Governance and Compensation Committee met to review the performance of, and recommend to our Board the base salaries of, our Co-Chief Executive Officers for the period from October 5, 2009 to October 4, 2010, and to award options to purchase common stock to each of our Co-Chief Executive Officers, as required by the employment agreements with each of our Co-Chief Executive Officers. In addition, pursuant to the recommendations of our Co-Chief Executive Officers, the Nominating, Governance and Compensation Committee awarded options to purchase common stock to our Chief Financial Officer and a specified amount of options to purchase common stock to be distributed among key employees at the discretion of our Co-Chief Executive Officers. Subject to certain limitations, our long term incentive plan permits the Nominating, Governance and Compensation Committee to delegate its duties under the plan to our Co-Chairmen of the Board and our other senior officers.

The Nominating, Governance and Compensation Committee met in February 2010 to determine the annual cash incentive compensation earned during 2009 by our Co-Chief Executive Officers pursuant to the terms of their employment agreements. Additionally, our Co-Chief Executive Officers proposed an increase in our Chief Financial Officer’s salary effective March 8, 2010, as well as the amount of his 2009 annual cash incentive, which the Nominating, Governance and Compensation Committee reviewed and approved. Please see “Executive Compensation—Compensation Discussion and Analysis” for information about our 2009 executive officer compensation.

The Nominating, Governance and Compensation Committee has the authority to engage a third-party consultant at any time. Each year, we engage a third-party firm, Towers Watson, to prepare an analysis of the return on capital for our industry peers for use in determining the annual cash bonus of our Co-Chief Executive Officers. Please see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation” for information regarding the determination of our annual cash bonus for our Co-Chief Executive Officers. In 2009, we did not otherwise engage any consultant related to annual executive compensation decisions.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating, Governance and Compensation Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors, our executive officers, individuals personally known to the members of the Nominating, Governance and Compensation Committee and research. In addition, the Nominating, Governance and Compensation Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating, Governance and Compensation Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating, Governance and Compensation Committee. The Nominating, Governance and Compensation Committee did not receive any candidate submissions during 2009. The Nominating, Governance and Compensation Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating, Governance and

Compensation Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information—Advance Notice Required for Stockholder Nominations and Proposals” below.

Evaluating Candidates

The members of the Nominating, Governance and Compensation Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating, Governance and Compensation Committee requires the Committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating, Governance and Compensation Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating, Governance and Compensation Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating, Governance and Compensation Committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating, Governance and Compensation Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Information Regarding Meetings

During 2009, the Board of Directors held four meetings. The Audit Committee met four times and the Nominating, Governance and Compensation Committee met three times. During 2009, all current directors attended at least 75% of the meetings of the Board of Directors and the Committees thereof.

We expect, but do not require, our Board members to attend the annual meeting. Last year, all but one of our Board members attended the annual meeting. Mr. Stone was absent due to illness.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholders and other interested parties may communicate directly with our Board of Directors by sending a written communication in an envelope addressed to “Board of Directors” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter and Nominating, Governance and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Nominating, Governance and Compensation Committee is comprised entirely of independent directors. None of the members of the Nominating, Governance and Compensation Committee during fiscal 2009 or as of the date of this proxy statement is or has been an officer or employee of Dril-Quip and no executive officer of Dril-Quip served on the compensation committee or board of any company that employed any member of Dril-Quip’s Nominating, Governance and Compensation Committee or Board.

Policies and Procedures for Approval of Related Person Transactions

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating, Governance and Compensation Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating, Governance and Compensation Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

RELATED PERSON TRANSACTIONS

Employment Agreements with Co-Chief Executive Officers

In connection with our initial public offering, we entered into employment agreements with each of Messrs. Reimert and Walker, our Co-Chief Executive Officers. At the same time, we also entered into a similar employment agreement with Gary D. Smith, a former Co-Chief Executive Officer. Effective December 31, 2009, we entered into amended and restated employment agreements with each of Messrs. Reimert and Walker in order to modify their prior employment agreements to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Under the amended and restated agreement, Messrs. Reimert and Walker will be paid a pro rata annual bonus based on actual achievement of performance objectives for the year of termination, rather than an amount equal to the highest annual bonus paid in the most recent three-year period. Except for these revisions, the Company’s other obligations to or in respect of Messrs. Reimert and Walker upon termination, including the payment of bonus amounts for the remaining employment period as provided in the employment agreement, are substantially similar in all material respects to the benefits and terms of the prior employment agreements. The following summary of these agreements does not purport to be complete and is qualified by reference to them. We have filed the form of these agreements with the SEC. A copy of the form of these agreements may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Each of these agreements provides for an annual base salary, as well as an annual performance bonus for each twelve-month period ending on December 31 equal to up to 120% of the executive’s annual base salary, with the precise amount of the bonus determined based on specific Company performance goals. The performance goals, which are equally weighted, are based on (i) our annual earnings before interest and taxes (“EBIT”) measured against our annual budget or plan, and (ii) our annual return on capital (defined as EBIT divided by total assets less current liabilities) compared to a peer group of companies. In addition, each agreement provides that the employee will receive an annual grant of a number of options under our incentive plan equal to the employee’s base salary multiplied by three and divided by the market price of the common stock on the grant date. Each agreement provides that the employee’s compensation, including his annual base salary, annual performance bonus and annual grant of options, will be reviewed at least annually by the Nominating, Governance and Compensation Committee and will be subject to increase at any time and from time to time on a basis determined by the Nominating, Governance and Compensation Committee, in the exercise of its sole discretion. Each agreement also entitles the employee to participate in all of our incentive, savings, retirement and welfare benefit plans in which other of our executive officers participate. Each agreement requires us to maintain a flexible perquisites spending account in the amount of $25,000 each year for use in paying for membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to Messrs. Reimert and Walker. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Other Benefits.”

On October 27, 2009, each of Mr. Reimert and Mr. Walker’s employment agreements had a remaining term of four years. The term of each of the employment agreements is automatically extended for one year on October 27 of every year, such that the remaining term of each agreement will never be less than three years. Each agreement is subject to the right of us and the employee to terminate the employee’s employment at any time. Each agreement provides certain benefits upon termination or change-in-control. For more information, see “Executive Compensation—Potential Payments Upon Termination or Change-in-Control.”

Each agreement also provides that, during the term of the agreement and after termination thereof, the employee will not divulge any of our confidential information, knowledge or data. In addition, each agreement requires the employee to disclose and assign to us any and all conceptions and ideas for inventions, improvements and valuable discoveries made by the employee which pertain primarily to our material business activities. Each agreement also provides that, in the event that the agreement is terminated for cause or the employee voluntarily resigns (other than during the year following a change-in-control or for good reason), for one year thereafter the employee will not within any country with respect to which he has devoted substantial attention to our material business interests, (i) accept employment or render services to any of our competitors or (ii) enter into or take part in business that would be competitive with us.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement among us, Messrs. Reimert, Walker, Reimert Family Partners, Ltd. and others (the “Registration Rights Agreement”). The Registration Rights Agreement provides for registration rights pursuant to which, upon the request of Messrs. Reimert or Walker (the “Requesting Holders”), we will file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register the common stock subject to the agreement (“Registrable Securities”) held by such Requesting Holders and any other stockholders who are parties to the Registration Rights Agreement and who desire, and are permitted, to sell Registrable Securities pursuant to such registration statement, subject to a maximum of two requests by each of Messrs. Reimert and Walker or their successors and assigns. In addition, subject to certain conditions and limitations, the Registration Rights Agreement provides that Messrs. Reimert and Walker may participate in any registration by us (including any registration resulting from any exercise of a demand right under the Registration Rights Agreement) of any of our equity securities in an underwritten offering. The registration rights covered by the Registration Rights Agreement generally are transferable to transferees (whether by assignment or by death of the holder) of the Registrable Securities covered thereby. The Registration Rights Agreement generally terminates when all Registrable Securities (i) have been distributed to the public pursuant to a registration statement covering such securities that has been declared effective under the Securities Act, or (ii) may be distributed to the public in accordance with the provisions of prior Rule 144(k) (or any similar provision then in force) under the Securities Act.

DIRECTOR COMPENSATION

Effective as of January 1, 2010, each non-employee director receives an annual fee of $75,000, plus a fee of $1,000 for attendance at each Board meeting and $1,000 for each committee meeting. Prior to January 1, 2010, the annual fee for non-employee directors was $60,000. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or committees thereof and for other expenses incurred in their capacity as directors.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2009:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John V. Lovoi	$71,000	—	—	—	—	—	$71,000
L.H. Dick Robertson	$71,000	—	—	—	—	—	$71,000
Alexander P. Shukis	$71,000	—	—	—	—	—	$71,000
Gary L. Stone (1)	$60,000	—	—	—	—	—	$60,000

(1)	Mr. Stone passed away on November 7, 2009 following an extended illness.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have three executive officers, our two Co-Chief Executive Officers and our Chief Financial Officer. Our third Co-Chief Executive Officer, Gary D. Smith, passed away in September 2009. Employment agreements entered into prior to the closing of our initial public offering in 1997 (and amended effective December 31, 2009) govern the compensation of all of our Co-Chief Executive Officers. The employment agreements are described under “Related Person Transactions—Employment Agreements with Co-Chief Executive Officers” and “Potential Payments Upon Termination or Change-in-Control.” Additionally, each of our current Co-Chief Executive Officers owns greater than 5% of our outstanding shares, which aligns their interests with those of our other stockholders.

Purpose of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Nominating, Governance and Compensation Committee (the “Committee”) of our Board of Directors. We describe the specific duties and responsibilities of the Committee in this proxy statement under “Corporate Governance—Committees of the Board of Directors—Nominating, Governance and Compensation Committee.” The Committee normally meets each February or March to set cash bonuses earned during the prior year and to review and, as appropriate, make changes to our executive compensation program. The Committee also normally meets in September or October to determine base salaries for our Co-Chief Executive Officers and award equity-based compensation. Our Co-Chief Executive Officers recommend the base salary of our Chief Financial Officer to the Committee for approval. The Committee also meets at other times during the year and acts by written consent when necessary and appropriate.

The Committee has the authority to engage a third-party consultant at any time. Each year, we have engaged a third-party firm, Towers Watson, to prepare an analysis of the return on capital for our industry peers for use in determining the annual cash bonus of our Co-Chief Executive Officers. See “—Elements of Compensation—Annual Cash Incentive Compensation.” In 2009, we did not otherwise engage any consultant related to annual executive compensation decisions.

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of stock option awards;

•	contributions to our 401(k) retirement plan; and

•	perquisites and other company-provided benefits such as medical and dental insurance.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash bonuses and stock option awards should be at levels which reflect progress toward our corporate goals and individual performance.

Relative Size of Major Compensation Elements

Pursuant to the employment agreements with each of our Co-Chief Executive Officers, the Committee may increase (but not decrease) the base salary, annual bonus and annual option grants for each of the officers, on a basis determined by the Committee in its sole discretion.

Factors taken into account in determining compensation for all our executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of company-wide and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders.

The following table summarizes the relative size of base salary and incentive compensation for 2009 for each of our named executive officers (except for Mr. Smith who passed away in September 2009):

Name	Base Salary	Annual Cash Incentive	Long-Term Stock-Based Incentive
Larry E. Reimert	30%	25%	45%
J. Mike Walker	30%	25%	45%
Jerry M. Brooks	43%	15%	42%

Base Salary

We evaluate base salaries for our Co-Chief Executive Officers annually and adjust them in October of each year. The base salaries for our Co-Chief Executive Officers are reviewed and approved by the Committee.

Adjustments to the base salary of our Chief Financial Officer are recommended by our Co-Chief Executive Officers for approval by the Committee. In February 2010, in connection with the review of certain of our senior management, our Co-Chief Executive Officers recommended an increase in the base salary of our Chief Financial Officer to $270,000 effective March 8, 2010, which the Committee reviewed and approved. Our Co-Chief Executive Officers expect to review our Chief Financial Officer’s base salary again in February or March 2011.

Base salaries for our named executive officers are based on a review of numerous factors, including the following:

•	our financial and operating performance during the relevant period;

•	the executive officer’s contribution to our success; and

•	the level of competition for executives with comparable skills and experience.

Our Co-Chief Executive Officers received the following base salaries for the twelve-month period ended October 7, 2009, and are receiving the following base salaries for the twelve-month period ending October 7, 2010:

Name	Twelve-Month Period Ended October 7, 2009		Twelve-Month Period Ending October 7, 2010
Larry E. Reimert	$565,000		$585,000
J. Mike Walker	$565,000		$585,000
Gary D. Smith	$565,000	(1)	—

(1)	Reflects the base salary in effect at the time of Mr. Smith’s death.

Our Chief Financial Officer, Jerry M. Brooks, received the following base salary for the twelve-month period ended March 7, 2010, and is receiving the following base salary for the twelve-month period ending March 7, 2011:

Name	Twelve-Month Period Ended March 7, 2010	Twelve-Month Period Ending March 7, 2011
Jerry M. Brooks	$255,000	$270,000

For 2010, this reflects an increase of $20,000 and $15,000 over 2009 base salaries for our current Co-Chief Executive Officers and Mr. Brooks, respectively. This increase was the result of the Committee’s and, for our Chief Financial Officer, the Co-Chief Executive Officers’, evaluation of the individuals in relation to the achievement of our financial and non-financial goals during 2009.

Annual Cash Incentive Compensation

Co-Chief Executive Officers

Under the employment agreements with our Co-Chief Executive Officers, each officer is entitled to an annual cash bonus equal to up to 120% of his then applicable annual base salary, with:

•

a bonus equal to up to 60% of the annual base salary based on the our actual earnings before interest and taxes (“EBIT”) measured relative to our budget or plan for each twelve-month period ended December 31; and

•

a bonus equal to up to 60% of the annual base salary based on our return on capital (defined as (a) EBIT divided by (b) total assets less current liabilities) assessed relative to the our industry peers during each twelve-month period ended September 30.

In accordance with their employment agreements at the beginning of each calendar year, our Co-Chief Executive Officers propose, and the Nominating, Governance and Compensation Committee approves, our budget or plan for the current twelve-month period and the companies comprising our industry peers utilized for these compensation measures. Our EBIT and return on capital for each applicable twelve-month period are calculated by our Chief Financial Officer, based upon our audited financial statements, and are presented to the Committee. The Committee reviews the calculations as prepared by our Chief Financial Officer and an analysis of the return on capital for the industry peers prepared by Towers Watson and determines the applicable performance percentages for purposes of determining the amount of the bonus in accordance with the following threshold, target and maximum amounts:

	EBIT Element			Return on Capital Element
	EBIT Performance as % of Budget		EBIT Incentive Pay as % of Base Salary	Return on Capital Performance (relative to industry peers)		Return on Capital Incentive as % of Base Salary
Maximum	130%		60.0	75	th %ile	60.0
	127		57.0	72		57.0
	124		54.0	69		54.0
	121		51.0	66		51.0
	118		48.0	63		48.0
	115		45.0	60		45.0
	112		42.0	58		42.0
	109		39.0	56		39.0
	106		36.0	54		36.0
	103		33.0	52		33.0
Target	100%		30.0	50	%ile	30.0
	97		28.0	48		28.0
	94		26.0	46		26.0
	91		24.0	44		24.0
	88		22.0	42		22.0
	85		20.0	40		20.0
	82		18.0	38		18.0
	79		16.0	36		16.0
	76		14.0	34		14.0
	73		12.0	32		12.0
Threshold	70%		10.0	30	th %ile	10.0
	less than	70%	0.0	0.0		0.0

EBIT Performance Relative to 2009 Budget. The 2009 budget was prepared by our Co-Chief Executive Officers and approved by the Committee at its March 2009 meeting. Our Co-Chief Executive Officers began the budget-drafting process for 2009 in October 2008 with the preparation of sales forecasts by our sales and marketing managers in each of our geographic segments. The sales forecasts were reviewed by our Co-Chief Executive Officers, who approved the forecasts for budget purposes. Our Co-Chief Executive Officers then directed our general management to propose budgets based on the approved sales forecasts. A final determination of the proposed budget was reviewed by our Co-Chief Executive Officers and presented to the Committee prior to its March 2009 meeting.

For the twelve-month period ended December 31, 2009, our EBIT was $142 million, compared to our budget of $128 million for the same period. This resulted in a performance percentage of 111% relative to our 2009 budget.

Return on Capital Relative to Peer Group. The Committee determines a portion of the performance bonus paid to our Co-Chief Executive Officers by comparing our annual return on capital against an industry peer group. The peer group data provides guidance but does not dictate the setting of our Co-Chief Executive Officers’ performance bonus. The peer group consists of companies in the oil and gas equipment and services industry that compete with us for executive talent and, with respect to certain of the companies, compete with us for business opportunities. The peer group is chosen and presented to the Committee by our Co-Chief Executive Officers. The Committee approves the selection of companies in the peer group each year at its February or March meeting.

For 2009, the peer group included seven companies: Cameron International Corporation, FMC Technologies, Inc., National Oilwell Varco, Inc., Oceaneering International, Inc., Oil States International, Inc.,

Smith International, Inc. and Weatherford International Ltd. Two of the peer group companies, Cameron International Corporation and FMC Technologies, Inc., are our direct competitors. The peer group companies have revenues ranging from $1.8 billion to $12.7 billion and a median revenue of approximately $6.3 billion.

For the twelve-month period ended September 30, 2009, our return on capital was 20.65%, which resulted in our being ranked in the 57th percentile relative to our peer group. The median return on capital for our peer group, as calculated by Towers Watson, was approximately 14.76%.

The formula resulted in an annual bonus award of 81.5% of base salary, or $477,000. In February 2010, the Committee awarded a bonus of $477,000 to each current Co-Chief Executive Officer for his performance in 2009.

Chief Financial Officer

The annual cash incentive award for our Chief Financial Officer is determined each year by our Co-Chief Executive Officers in their discretion. The annual cash incentive potential for our Chief Financial Officer can range from 0% of his base salary to any amount deemed appropriate by our Co-Chief Executive Officers, and is based in part on the satisfactory completion of personal and financial objectives during the previous fiscal year. Our Co-Chief Executive Officers set the personal and financial objectives for our Chief Financial Officer, and communicate the objectives to our Chief Financial Officer at the beginning of each year. Our Co-Chief Executive Officers propose the amount of our Chief Financial Officer’s annual cash incentive to the Committee, which then reviews and approves the proposed amount.

In March 2010, based on the proposal of our Co-Chief Executive Officers, the Committee awarded a bonus of $90,000 to our Chief Financial Officer for his performance in 2009. The award was based in part on our Chief Financial officer’s satisfactory completion of personal and financial objectives during 2009.

Long-Term Stock-Based Incentive Compensation

Role of Committee and Timing of Stock Option Grants. The Committee is responsible for option grants under our stock option plan. The Committee approves the grant of options at meetings of the Committee, and has not in the past granted options by written consent. Pursuant to a proposal by our Co-Chief Executive Officers, the Committee establishes an award for our Chief Financial Officer and a total number of awards for non-executive employees and delegates to the Co-Chief Executive Officers the distribution of such awards to our non-executive employees. There is no distinction in the timing of option grants to executive officers and employees generally. All actions of the Committee and our Co-Chief Executive Officers with respect to option awards are required to be completed on or before the grant date. Historically, all of our annual stock option grants have been made on October 28, the anniversary of the closing of our initial public offering (or if such date is not a business day, the preceding business day). The exercise price of the options awarded is the closing market price of common stock on the date of grant. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

The employment agreements provide that each Co-Chief Executive Officer shall receive an annual grant of options that is equal to his base salary multiplied by three and divided by the market price of our common stock on the grant date.

In determining the amount, if any, of stock options granted to our Chief Financial Officer and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of competition for executives with comparable skills and experience; and

•	the total number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants.

In October 2009, the Committee granted options to purchase 35,985 shares of our common stock to each of our Co-Chief Executive Officers, as well as options to purchase 10,000 shares of common stock to our Chief Financial Officer and authorized the grant of options to purchase a total of 200,000 shares of common stock to be distributed among key employees at the discretion of our Co-Chief Executive Officers. The grant of 35,985 options to each of our Co-Chief Executive Officers was consistent with the terms of each individual’s employment agreement.

In November 2009, pursuant to Mr. Smith’s employment agreement with the Company, the Committee met and approved the vesting of Mr. Smith’s stock options that were outstanding at the time of his death.

Perquisites and Other Benefits

We provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements with our Co-Chief Executive Officers require us to maintain a flexible perquisites spending account in the amount of $25,000 each year for use in paying for membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to Messrs. Reimert and Walker.

The employment agreements of our Co-Chief Executive Officers also provide certain benefits upon termination which are described under “Potential Payments Upon Termination or Change-in-Control.”

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled approximately $2.35 million in 2009, which includes an aggregate of $29,400 for our named executive officers’ benefit.

Impact of Accounting and Tax Treatments

Accounting Treatment

Effective January 1, 2006, we adopted FASB ASC 740-718, “Share-Based Payment” (“ASC 740-718”), which requires that companies recognize in their financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. We utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options when calculating the pro forma effect of applying the fair value provisions of ASC 740-718.

Tax Treatment

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation program, we believe it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Compensation Committee Report

The Nominating, Governance and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Nominating, Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Nominating, Governance and Compensation Committee

John V. Lovoi

L.H. Dick Robertson

Alexander P. Shukis

Summary Compensation Table

The following table sets forth information regarding the compensation of each of our current Co-Chief Executive Officers, our Chief Financial Officer and Gary D. Smith (collectively, the “named executive officers”) for services rendered in all capacities during 2007, 2008 and 2009:

	Year	Salary		Bonus(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation (1)	All Other Compensation (3)		Total
Larry E. Reimert	2009	$569,615		—	$871,557		$477,000	$34,800		$1,952,972
Co-Chairman of the Board and Co-Chief Executive Officer	2008	566,539		—	826,492		450,000	34,200		1,877,231
	2007	519,808		$167,400	800,873		480,600	34,000		2,002,681
J. Mike Walker	2009	569,615		—	871,557		477,000	34,800		1,952,972
Co-Chairman of the Board and Co-Chief Executive Officer	2008	566,539		—	826,492		450,000	34,200		1,877,231
	2007	519,808		167,400	800,873		480,600	34,000		2,002,681
Jerry M. Brooks	2009	252,116		90,000	242,200		—	10,522		594,838
Vice President Finance and Chief Financial Officer	2008	245,769		80,000	102,300		—	9,928		437,997
	2007	218,750		80,000	267,600		—	9,710		576,060
Gary D. Smith	2009	412,885	(4)	—	1,271,863	(5)	—	4,526,100	(6)	6,210,848
Former Co-Chairman of the Board and Co-Chief Executive Officer	2008	566,539		—	826,492		450,000	34,200		1,877,231
	2007	519,808		167,400	800,873		480,600	34,000		2,002,681

(1)	The amounts shown under Bonus and Non-Equity Incentive Plan Compensation for Messrs. Reimert, Walker and Smith reflect the cash awards under their employment agreements, which are discussed in further detail under “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Incentive Compensation” and “Related Person Transactions—Employment Agreements with Co-Chief Executive Officers.” Based on the outstanding performance of Messrs. Reimert, Walker and Smith in achieving record revenues and net income in 2007, the Committee exercised its discretion and increased their bonus awards above the formula amount. The excess amount is included in the bonus column.

(2)	Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Previously reported amounts for the years ended December 31, 2008 and 2007 have been restated in this regard. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Assumptions used in the calculation of this amount are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010.

(3)	The amounts shown for each of our current Co-Chief Executive Officers and Mr. Smith consist of a flexible perquisites spending account in the amount of $25,000 per year, pursuant to each person’s employment agreement, for use in paying for club membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to each individual. We paid the following amounts from this account to each of Messrs. Reimert, Walker and Smith in the years indicated:

	Year	Club Membership Dues	Costs Associated with Purchase or Lease of Automobile	Remainder Paid in Cash	Total
Larry E. Reimert	2009	—	—	$25,000	$25,000
	2008	$1,001	—	23,999	25,000
	2007	9,264	—	15,736	25,000
J. Mike Walker	2009	—	$7,415	17,585	25,000
	2008	—	7,491	17,509	25,000
	2007	—	5,725	19,275	25,000
Gary D. Smith	2009	8,769	7,554	8,677	25,000
	2008	7,773	7,717	9,510	25,000
	2007	7,603	7,678	9,719	25,000

In addition, the amounts shown under All Other Compensation for each named executive officer include our matching contributions to each named executive officer’s 401(k) account in the amount of $9,800. Each named executive officer is responsible for paying income tax on the amounts listed above.

(4)	Reflects salary paid through September 23, 2010. Mr. Smith passed away on September 23, 2010.

(5)	Compensation cost, calculated in accordance with FASB ASC Topic 718, related to accelerated vesting of Mr. Smith’s stock options upon his passing in September 2009, in accordance with the terms of his employment agreement.

(6)	Under the terms of Mr. Smith’s employment agreement, the Company was obligated to pay to Mr. Smith’s estate (i) his base salary, including accrued vacation, through the date of his death, to the extent not previously paid, (ii) his annual base salary for the remainder of the term under the employment agreement, (iii) an amount equal to the product of the highest bonus paid to Mr. Smith in the prior three years and the number of years remaining under the term of the employment agreement, and (iv) continued insurance coverage for Mr. Smith’s widow. In addition, stock options owned by Mr. Smith that were outstanding at the date of his death were immediately vested pursuant to the employment agreement. The following table shows the amounts paid by the Company following Mr. Smith’s death pursuant to his employment agreement and the estimated cost of the continued insurance coverage.

Deferred Compensation and Accrued Vacation	$96,260
Annual Base Salary Through Remaining Employment Period	1,749,327
Annual Bonus for Remaining Employment Period	2,476,603
Estimated Cost of Continued Insurance Coverage	169,110

Total	$4,491,300

Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards. No plan-based awards were granted to Mr. Smith in 2009, since he passed away in September 2009.

	Grant Date	Date of Nominating, Governance and Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold	Target	Maximum
Larry E. Reimert	03/03/2009	—	$117,000	$351,000	$702,000	—	—	—
	10/28/2009	10/22/2009	—	—	—	35,985	$48.77	$871,557
J. Mike Walker	03/03/2009	—	$117,000	$351,000	$702,000	—	—	—
	10/28/2008	10/22/2009	—	—	—	35,985	$48.77	$871,557
Jerry M. Brooks	10/28/2009	10/22/2009	—	—	—	10,000	$48.77	$242,200

(1)	Reflect the cash annual incentive awards payable to our Co-Chief Executive Officers under their employment agreements for performance in 2009. The amount shown as Target represents 60% of each Co-Chief Executive Officer’s salary for the twelve-month period ending December 31, 2010; the amount shown as Maximum represents 120% of each Co-Chief Executive Officer’s salary for the twelve-month period ending December 31, 2010; and the amount shown as Threshold represents 20% of each Co-Chief Executive Officer’s salary for the twelve-month period ending December 31, 2010. Pursuant to the employment agreements, the Nominating, Governance and Compensation Committee has discretion to increase the award in its sole discretion. For more information, see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Incentive Compensation” and “Related Person Transactions—Employment Agreements with Co-Chief Executive Officers.”

(2)	The amounts shown reflect options to purchase our common stock awarded pursuant to our 2004 Incentive Plan. The options vest and become exercisable in 25% increments annually beginning on October 28, 2010.

(3)	Represents the full grant date fair value of the awards calculated in accordance with ASC 740-718. Assumptions used in the calculation of this amount are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock option awards made to each named executive officer as of December 31, 2009:

	Option Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Larry E. Reimert	29,734	9,911	(a)	—	$38.97	10/27/2016
	14,964	14,964	(b)	—	54.13	10/26/2017
	20,197	60,594	(c)	—	20.98	10/28/2018
	0	35,985	(d)	—	48.77	10/27/2019
J. Mike Walker	29,734	9,911	(a)	—	38.97	10/27/2016
	14,964	14,964	(b)	—	54.13	10/26/2017
	20,197	60,594	(c)	—	20.98	10/28/2018
	0	35,985	(d)	—	48.77	10/27/2019
Jerry M. Brooks	7,500	2,500	(a)	—	38.97	10/27/2016
	5,000	5,000	(b)	—	54.13	10/26/2017
	2,500	7,500	(c)	—	20.98	10/28/2018
	0	10,000	(d)	—	48.77	10/28/2019
Gary D. Smith	39,645	0	(e)	—	38.97	9/23/2010
	29,928	0	(e)	—	54.13	9/23/2010
	80,791	0	(e)	—	20.98	9/23/2010

(a)	The options vest on October 27, 2010.

(b)	The options vest in two equal annual installments beginning on October 27, 2010.

(c)	The options vest in three equal annual installments beginning on October 27, 2010.

(d)	The options vest in four equal annual installments beginning on October 27, 2010.

(e)	Pursuant to the terms of Mr. Smith’s employment agreement, as a result of his death, all of Mr. Smith’s outstanding stock options vested and became exercisable, and the expiration date of such options was modified to occur on the first anniversary of the date of his death.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on exercise of stock options during 2009 and the value realized upon exercise of such stock options for each of our named executive officers.

	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Larry E. Reimert	—	—
J. Mike Walker	458,134	$18,784,166
Jerry M. Brooks	—	—
Garry D. Smith	124,856	$4,673,645

Equity Compensation Plan Information

The table below sets forth the following information about our common stock that may be issued under our existing equity compensation plan as of December 31, 2009. Our existing equity compensation plan has been approved by our stockholders.

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by stockholders (1)	1,202,440	$35.74	1,523,982
Equity compensation plans not approved by stockholders	—	N/A	—

Total	1,202,440	$35.74	1,523,982

(1)	Consists of the 1997 Incentive Plan of Dril-Quip, Inc. and the 2004 Incentive Plan of Dril-Quip, Inc. No further awards may be issued under the 1997 Incentive Plan.

Potential Payments Upon Termination or Change-in-Control

Co-Chief Executive Officers

The employment agreements with each of our Co-Chief Executive Officers, which were entered into in connection with our initial public offering and amended effective December 31, 2009, are subject to the right of us and the employee to terminate his employment at any time. Each agreement provides that, upon termination of employment because of death or disability, or if employment is terminated by us for any reason (except under certain limited circumstances defined as “for cause” in the agreement when not during the year following a change-in-control), or if employment is terminated by the employee for any reason during the year following a change-in-control (as defined) or with good reason (as defined), the employee will generally be entitled to (i) a lump sum cash payment equal to the employee’s base salary through the date of termination, together with any deferred compensation previously awarded and any accrued vacation time, (ii) a lump sum cash payment equal to the annual base salary that would have been paid to the employee beginning on the date of termination and ending on the latest possible date of termination of the employment in accordance with the agreement, (iii) a lump sum cash payment equal to (x) a pro rata annual bonus based on actual achievement of performance objectives for the year of termination and (y) the annual bonus calculated in accordance with the agreement for the remaining employment period (assuming for such purpose that the annual bonus payable for each applicable period during the remaining employment period would equal the highest annual bonus paid during the last three years prior to the date of termination), (iv) immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination, or (with respect to certain stock options) a cash payment in lieu thereof, and (v) continued participation in medical, dental and life insurance coverage until the employee receives equivalent coverage and benefits under other plans of a subsequent employer or the later of the death of the employee, the death of the employee’s spouse and the youngest child of the employee reaching age 21. We will also pay the employee any such amount as may be necessary to hold the employee harmless from the consequences of any resulting excise or other similar purpose tax relating to “parachute payments” under the Internal Revenue Code of 1986, as amended.

Each agreement also provides that, during the term of the agreement and after termination thereof, the employee shall not divulge any of our confidential information, knowledge or data. In addition, each agreement requires the employee to disclose and assign to us any and all conceptions and ideas for inventions, improvements and valuable discoveries made by the employee which pertain primarily to our material business activities. Each agreement also provides that, in the event that the agreement is terminated for cause or the employee voluntarily resigns (other than during the year following a change-in-control or for good reason), for one year thereafter the employee will not within any country with respect to which he has devoted substantial attention to our material business interests, (i) accept employment or render services to any of our competitors or (ii) enter into or take part in business that would be competitive with us.

In the event of any change-in-control as defined in our stock option award agreements, all outstanding stock option awards will be fully exercisable and vested as of the effective date of such event.

The following tables show potential payments to our Co-Chief Executive Officers under their existing employment agreements upon termination of employment, assuming a December 31, 2009 termination date.

Larry E. Reimert

Payments Upon Termination	Voluntary Termination for Good Reason	Involuntary Not for Cause Termination	Change-in- Control(1)	Death or Disability	Involuntary for Cause Termination		Voluntary Termination other than for Good Reason
Deferred Compensation and Accrued Vacation Through Date of Termination (2)	$15,778	$15,778	$15,778	$15,778	$15,778	(3)	$15,778	(3)
Annual Base Salary Through Remaining Employment Period (4)	2,235,822	2,235,822	2,235,822	2,235,822	—		—
Annual Bonus for Remaining Employment Period (5)	2,476,603	2,476,603	2,476,603	2,476,603	—		—
Stock Options Vesting (6)	2,637,203	2,637,203	2,637,203	2,637,203	—		—
Continued Insurance Coverage (7)	212,380	212,380	212,380	212,380	—		212,380
Tax Gross Up (8)	—	—	2,917,027	—	—		—

Total	$7,577,786	$7,577,786	$10,494,813	$7,577,786	$15,778		$228,158

J. Mike Walker

Payments Upon Termination	Voluntary Termination for Good Reason	Involuntary Not for Cause Termination	Change-in- Control(1)	Death or Disability	Involuntary for Cause Termination		Voluntary Termination other than for Good Reason
Deferred Compensation and Accrued Vacation Through Date of Termination (2)	$339,047	$339,047	$339,047	$339,047	$339,047	(3)	$339,047	(3)
Annual Base Salary Through Remaining Employment Period (4)	2,235,822	2,235,822	2,235,822	2,235,822	—		—
Annual Bonus for Remaining Employment Period (5)	2,476,603	2,476,603	2,476,603	2,476,603	—		—
Stock Options Vesting (6)	2,637,203	2,637,203	2,637,203	2,637,203	—		—
Continued Insurance Coverage (7)	179,455	179,455	179,455	179,455	—		179,455
Tax Gross Up (8)	—	—	2,897,281	—	—		—

Total	$7,868,130	$7,868,130	$10,765,411	$7,868,130	$339,047		$518,502

(1)	Amounts shown are paid upon termination for any reason, including for cause, during the year following a change-in-control.

(2)	Includes 56.1 and 1,205.5 hours of accrued vacation time for Messrs. Reimert and Walker, respectively.

(3)	Amounts shown must be paid in a lump sum in cash within 10 days of the date of termination.

(4)	Calculated using current base salary paid during fiscal 2009 and the term of the employment agreement ending on October 27, 2013.

(5)	Calculated using the highest annual bonus paid during the last three years prior to December 31, 2009 ($648,000) and the term of the employment agreement ending on October 27, 2013.

(6)	Calculated based on the difference between the closing price of Dril-Quip common stock on December 31, 2009 ($56.48) and the exercise price of unvested stock options as of such date.

(7)	Calculated based on assumptions used for financial reporting purposes under FASB ASC 715-60 (“ASC 715-60”), Employer’s Accounting for Postretirement Benefits Other than Pensions.

(8)	The executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. Dril-Quip has agreed to reimburse each named executive officer for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The calculation of the 4999 gross-up amount in the above tables is based upon a 4999 excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

The following table shows (i) the amounts paid by the Company following Mr. Smith’s death pursuant to his employment agreement, (ii) the compensation cost of Mr. Smith’s stock options, and (iii) the estimated cost of continued insurance coverage for Mr. Smith’s widow.

Gary D. Smith
Payments Upon Termination	Death or Disability
Deferred Compensation and Accrued Vacation Through Date of Termination (1)	$96,260
Annual Base Salary Through Remaining Employment Period (2)	1,749,327
Annual Bonus for Remaining Employment Period (3)	2,476,603
Stock Options Vesting (4)(5)	1,271,863
Continued Insurance Coverage (6)	169,110

Total	$5,763,163

(1)	Included 338.4 hours of accrued vacation time for Mr. Smith.

(2)	Calculated using current base salary paid during fiscal 2009 and the term of the employment agreement ending on October 27, 2012.

(3)	Calculated using the highest annual bonus paid during the last three years prior to December 31, 2009 ($648,000) and the term of the employment agreement ending on October 27, 2012.

(4)	Compensation cost, calculated in accordance with FASB ASC Topic 718, related to accelerated vesting of Mr. Smith’s stock options upon his passing in September 2009, in accordance with the terms of his employment agreement.

(5)	Based on the difference between the closing price of Dril-Quip common stock on September 23, 2009 ($46.46) and the exercise price of unvested stock options as of such date, the intrinsic value of the stock options was $2,355,496.

(6)	The Company is obligated to provide continued insurance coverage to Ms. Smith. Calculated based on assumptions used for financial reporting purposes under ASC 715-60, Employer’s Accounting for Postretirement Benefits Other than Pensions.

Chief Financial Officer

Our Chief Financial Officer is subject to the same terms and conditions in the event of a termination or change-in-control as our other salaried employees. Pursuant to our stock option award agreements, outstanding unexercisable options expire upon the date of the Chief Financial Officer’s termination with us. If our Chief Financial Officer’s employment terminated due to death or disability, his outstanding exercisable options do not expire until one year from the date of termination. If his employment is terminated for reasons other than death or disability, our Chief Financial Officer’s outstanding exercisable options expire 90 days following the date of termination.

In the event of any change-in-control as defined in our stock option award agreements, all outstanding stock option awards will be fully exercisable and vested as of the effective date of such event. The following table sets forth the intrinsic value of the unvested stock options held by our Chief Financial Officer as of December 31, 2009 that would become vested upon the occurrence of a change-in-control:

Amount(1)
Jerry M. Brooks	$398,875

(1)	Calculated based on the difference between the closing price of Dril-Quip common stock on December 31, 2009 ($56.48) and the exercise price of unvested stock options as of such date.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and has discussed with BDO Seidman, LLP, our independent registered public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO Seidman, LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with BDO Seidman, LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

John V. Lovoi

L.H. Dick Robertson

Alexander P. Shukis

PROPOSAL II

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of BDO Seidman, LLP as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2010. This firm has acted as independent registered public accounting firm for us since September 2004, and was approved as independent registered public accounting firm for 2009 at our 2009 annual meeting of stockholders. The Board of Directors recommends the approval of BDO Seidman, LLP as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2010.

Fees

Aggregate fees for professional services rendered for us by our independent registered public accounting firm as of or for the years ended December 31, 2009 and 2008 were as follows:

		2009	2008
1.	Audit	$1,161,000	$1,270,000
2.	Audit Related	—	35,840
3.	Tax	—	—
4.	All Other	—	—

	Total:	$1,161,000	$1,305,840

Audit fees for 2009 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009 and opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. For 2009, fees associated with Sarbanes-Oxley compliance totaled $542,000. Audit fees for 2008 were for professional services rendered for the audits of our consolidated financial statements, the review of those financial statements included in our quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008 including consents, as well as fees associated with Sarbanes-Oxley compliance. For 2008, fees associated with Sarbanes-Oxley compliance totaled $660,000. Audit related fees in 2008 were related to responses to SEC comments letters.

Representatives of BDO Seidman, LLP are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee pre-approved all audit related services for 2008. The Company had no audit related services in 2009.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the appointment of BDO Seidman, LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the shares of common stock voted on the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms they file. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2009 all our directors and executive officers during 2009 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

ADDITIONAL INFORMATION

Stockholder Proposals for 2011 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2011, eligible proposals of stockholders intended to be presented at the annual meeting must be received by us on or before December 9, 2010 (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement).

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the annual meeting to be held in 2011 if it is received by February 11, 2011. In the case of director nominations by stockholders, our bylaws require that 90 days’ advance written notice be delivered to our Corporate Secretary at our executive offices and set forth for each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the number of shares of each class of our capital stock beneficially owned by such person and (d) the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as of a director if elected. The stockholder giving the notice must also include the name and address, as they appear on our books, of such stockholder and the number of shares of each class of our voting stock that are then beneficially owned by such stockholder.

In the case of other proposals by stockholders at an annual meeting, our bylaws require that 90 days advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our books, the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such notice, (d) any financial interest of the stockholder in such proposal and (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by our Corporate Secretary on or before February 13, 2010. We received no such notice and no stockholder director nominations or proposals will be presented at the annual meeting.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at 713-939-7711. Street-name stockholders who are currently receiving householded materials may revoke their consent, and street-name stockholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each stockholder at your address will receive individual copies of our future materials.

Annual Report

The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2009, has been mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material.

You may obtain a copy of Dril-Quip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement. The Annual Report on Form 10-K is also available at www.dril-quip.com.

By Order of the Board of Directors

J. Mike Walker

Co-Chairman of the Board

and Co-Chief Executive Officer

April 8, 2010

DRIL-QUIP, INC

        71320

▼    FOLD AND DETACH HERE    ▼

						Please mark your votes as indicated in this example		☒

1.	ELECTION OF DIRECTOR	FOR	WITHHOLD			FOR	AGAINST	ABSTAIN
	Nominee:
	01 Alexander P. Shukis	☐	☐	2.	Approval of the appointment of BDO Seidman LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

					Please sign, date and return the
					Proxy Card promptly, using the enclosed envelope.

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature	Signature	Date , 2010

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your DRIL-QUIP, INC. account online.

Access your DRIL-QUIP, INC. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for DRIL-QUIP, INC., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2010.

The Proxy Statement, our annual report to shareholders and other proxy materials are available at: http://bnymellon.mobular.net/bnymellon/drq

▼    FOLD AND DETACH HERE    ▼

DRIL-QUIP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

May 12, 2010

The undersigned hereby appoints J. Mike Walker and Jerry M. Brooks, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril-Quip, Inc. (the “Company”) to be held on Wednesday, May 12, 2010, at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, at 2:00 p.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NAMED HEREIN AND FOR APPROVAL OF BDO SEIDMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Address Change/Comments
(Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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